For Immediate Release

SoftQuad Secures Interim Financing from Corel Corporation

- Corel extends acquisition closing date and SoftQuad waives right to terminate Merger Agreement -

TORONTO, ON - February 1, 2002 - SoftQuad Software, Ltd. (OTC BB: SXML), an internationally recognized developer of XML-enabling technologies, today announced that it has reached an interim financing agreement with Corel Corporation (NASDAQ: CORL; TSE: COR), whereby Corel will provide SoftQuad with a bridge loan of up to US$2 million. SoftQuad will use the funding to supplement its ongoing working capital requirements until Corel's proposed acquisition of SoftQuad is completed. (Please refer to joint news release dated August 7, 2001: "Corel To Acquire SoftQuad").

In a related development, SoftQuad also announced the following two amendments to the terms of the proposed Merger Agreement between Corel and SoftQuad: 1) Corel and SoftQuad have extended the deadline for the effective time of the merger from February 15, 2002 to March 31, 2002; and 2) the board of directors of SoftQuad have agreed to waive the provision of the Merger Agreement that entitles SoftQuad to terminate the Merger Agreement if the volume weighted average trading price of a share of Corel common stock for the 10 trading days prior to the SoftQuad special shareholder's meeting is less than $2.1677.

Corel and SoftQuad are currently awaiting clearance on the required filings in order to complete the proposed acquisition. Once cleared, SoftQuad will distribute formal notification and proxies to all its shareholders. Approximately 20 business days following the mailing of proxies, SoftQuad will host a special shareholders meeting to vote on the proposed transaction. Corel expects that the transaction will close in early-to-mid March 2002. Representatives from both Corel and SoftQuad continue to work on the details of a comprehensive integration plan for the two companies. Details of the integration plan will be announced following the closing of the acquisition.

About SoftQuad Software, Ltd.

SoftQuad Software, Ltd. (OTC BB: SXML) is an internationally recognized developer of XML-enabling technologies and commerce solutions for e-business. A founding member of the World Wide Web Consortium (W3C), the Organization for the Advancement of Structured Information Standards (OASIS) and XML.org, SoftQuad has been instrumental in shaping and developing both the standards and technologies that are changing the way companies exchange information and do business over the Web.

Headquartered in Toronto, Canada, with U.S. offices in Seattle and San Francisco, and European operations based in London, England, SoftQuad was first to market with an advanced, yet easy-to-use XML content creation solution, XMetaL. It has become the premier enabling technology for XML-based content applications in electronic publishing, e-commerce and knowledge management. For more information, visit SoftQuad's Web site at http://www.softquad.com .

SoftQuad and XMetaL are registered trademarks of SoftQuad Software, Ltd. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

Investor/Media Contact:

Bruce Wigle, IR Director

SoftQuad Software, Ltd.

Tel: (416) 544-9000 ext.2206

Email: investorinfo@softquad.com

Caution Concerning Forward-Looking Statements

Forward-looking statements in this news release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are management's present expectation of future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results of operations to differ materially from historical results or current expectations. The words "anticipates", "estimates", "expects", "will", "should", "projects", "intends", "plans", "believes" and words of similar substance identify forward-looking statements. Risk factors for SoftQuad Software, Ltd. include, but are not limited to: shifts in demand for its products and services, lengthened sales and implementation cycles, competitive conditions, its ability to meet future capital requirements, protection of its intellectual property rights, the resolution of issues concerning commercial activities via the internet, reliance on strategic partners, risks related to international sales and potential foreign currency exchange fluctuations, its ability to attract and retain key personnel, and the successful completion of SoftQuad's proposed merger with Corel Corporation. For a more complete discussion of risks and uncertainties, refer to SoftQuad's most recent reports filed with the U.S. Securities and Exchange Commission and other regulatory authorities. The factors underlying projections or forecasts are susceptible to uncertainty and subject to change. Therefore, projections and forecasts are valid as of the date they are made and do not necessarily reflect SoftQuad's outlook at any other point in time. SoftQuad does not undertake to update or review forward-looking statements.